American CareSource Acquires Florida Urgent Care Clinics
Acquisition continues company’s move into
$14.5 billion Urgent Care market

DALLAS, June 17, 2014 — American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary health care providers and operator of urgent care centers, announced today that it has entered into a definitive agreement to acquire substantially all the assets of Bay Walk-In Clinic in Panama City and Panama City Beach, Fla.
The acquisition includes two well-established clinics located at one of the busiest intersections in Panama City and in the busy beachfront community of Panama City Beach.
The locations are the first sites acquired in Florida since American CareSource recently announced its move into the $14.5 billion Urgent Care market. American CareSource previously acquired CorrectMed of Atlanta, Ga., which includes urgent care centers in two prominent Atlanta suburbs.
Historically, Bay Walk-In Clinic has successfully marketed its centers which provide services, ranging from pediatrics and routine family medicine through minor emergency care, to a constituency of local employers and tourists who frequent the area.
Bay Walk-In Clinic was founded in 1984 and has been solely owned by the first non-physician operator in the State of Florida for the past eleven years. The owner grew the clinics through concentrated marketing efforts and the development of strong community ties, specifically with local business owners. The owner of Bay Walk-In Clinic was represented in the transaction by Audientis, LLC, an Atlanta-based financial advisory firm.
“By acquiring the assets of Bay Walk-In Clinic, American CareSource builds momentum for its move into the vibrant Urgent Care industry,” said Dr. Richard W. Turner, the company’s Chairman and CEO.

The definitive agreement is subject to certain customary standard closing conditions.
Since opening, the centers have developed a strong and loyal following of patients, including the employees of local businesses who receive occupational health care and tourists who need medical attention while on vacation.
“We see opportunities to build upon both the clinical reputation and on the marketing efforts of the previous owner and create an even stronger market presence that results in patient volume growth,” Dr. Turner said. “We look forward to continuing and building upon Bay Walk-In Clinic’s tradition for high-quality, patient-centric health care coupled with its community commitment.”
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 33,300 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary health care services through its network that offers cost-effective adjunctive support that delivers urgent and primary care through a network of free-standing centers as well as its support of physician- and hospital-based services. These providers offer services in 31 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home health services and non-hospital surgery centers, as well as durable medical equipment. The company's ancillary network and management provide a complete outsourced solution for a wide variety of health care payors and plan sponsors, including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
(972) 308-6830

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